                   GATEWAY ENERGY CORPORATION AND SUBSIDIARIES

                                   EXHIBIT 21

                                  SUBSIDIARIES


         COMPANY                                     STATE               PERCENT OWNED
         -------                                     -----               -------------
Gateway Processing Company                           Texas                    100%

Gateway Pipeline Company                             Texas                    100%

Gateway Energy Marketing Company                     Louisiana                100%

Fort Cobb Fuel Authority, L.L.C.                     Oklahoma                 100%

Gateway Offshore Pipeline Company                    Nebraska                 100%













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